Exhibit 99.1

Press Release	6714 Pointe Inverness Way, Suite 200
September 10, 2009	Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Updates Third Quarter Earnings Guidance

FORT WAYNE, INDIANA, September 10, 2009 — Steel Dynamics, Inc. (NASDAQ/GS: STLD) today updated its third quarter 2009 earnings outlook.  Steel Dynamics now anticipates third-quarter earnings to be within a range of $0.20 to $0.25 per diluted share, somewhat higher than initial guidance of $0.10 to $0.20 provided in July.  The estimate is based on anticipated fully diluted shares of 235 million.

“Since we announced our preliminary earnings views, we have seen continued strength in orders for flat-rolled steel and stronger volumes in metal recycling,” said Keith Busse, Chairman and CEO.  “Earlier in the quarter, it was uncertain as to whether the strength in flat-rolled order entry could be maintained; encouragingly, orders have remained strong.  Both the Flat Roll Division and The Techs have continued to experience strong order entry and are achieving excellent operating results.  The Butler mill broke previous hot-band production records in August, producing at an annualized rate of 3 million tons, benefiting from mill modifications that were completed in early July.  The order book continues to be solid, with bookings through October for value-added flat-rolled products.

“OmniSource is benefiting from increased demand for and increased flows of recycled ferrous scrap as domestic steel producers become more active buyers.  As we indicated in July, we expect OmniSource to be profitable for the year as a result of significant improvements in processing volume and better margins due to higher facility utilization, better cost control, and more favorable pricing.

“The outlook for the fourth quarter remains uncertain, as the economy at this point appears to be fragile in its rather slow recovery mode.  The most difficult part of our business remains our long-products steel divisions and our fabrication operations whose recovery awaits stronger construction activity.  We have not yet seen signs of improvement in non-residential building or gains from government stimulus.  Regarding the outlook for flat-roll steel, we believe it will still take a few months to determine if credit markets will continue to improve, allowing consumers to be more inclined to make major purchases, such as demonstrated in the “Cash for Clunkers” program.  If on the other hand we begin to see steel and finished-product inventories building, flat-roll utilization could slow later in the year.

“Steel Dynamics continues to be in an excellent position to take advantage of any improvement in order flow for steel and recycled metallics.  Our production and processing facilities are in top-notch operating condition, and are ready to respond to increased demand.  With our long-products divisions modestly profitable at very low utilization rates, any improvement in volumes can have a very positive impact.” Busse said.

Forward-Looking Statements

This press release contains some statements that express the company’s opinions, expectations or projections regarding future events or future results, in contrast with statements that reflect historical facts.   These predictive statements, which are generally preceded or accompanied by such conditional words as “anticipate,” “intend,” estimate,” “plan,” “seek,” “project” or “expect,” or by the words “may,” should” or “could,” are intended to operate as “forward-looking statements” of the kind permitted by the Private Securities Litigation Reform Act of 1995.   That legislation protects such predictive statements by creating a “safe harbor” from liability in the event that a particular prediction does not turn out as anticipated.

Forward-looking statements are not guarantees of future performance, and one should not place undue reliance on such statements.   Forward-looking statements speak only as of the date of their release and are subject to many uncertainties, many of which are outside of our control, that could cause actual results to differ materially from those that were anticipated.

Some, but not necessarily all, of the factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others:  cyclical changes in supply and demand affecting steel and scrap metal prices and consumption; increased price competition affecting sales or margins; excess domestic or global steelmaking capacity and imports of low priced steel; the duration and continued effects of a prolonged economic recession upon general industrial activity and upon the demand for our products;  difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

In addition, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590 f.warner@steeldynamics.com